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                                                                   Exhibit 23(k)

                      Consent of Bear, Stearns & Co. Inc.
                      -----------------------------------

We hereby consent to (i) the incorporation by reference in the Solicitation Statement/Prospectus of General Motors Corporation and HE Holdings, Inc. relating to a series of transactions involving Hughes Electronics Corporation, a wholly owned subsidiary of General Motors (the "GM/HE Holdings Solicitation Statement/Prospectus"), of our opinion letter directed to the board of directors of Raytheon and included as Appendix B-I to, and the references thereto under the caption "THE MERGER--Bear Stearns Fairness Opinion" in the Solicitation Statement/Prospectus of Raytheon Company and (ii) the reference to such opinion letter in the GM/HE Holdings Solicitation Statement/Prospectus under the captions "Introduction to the Hughes Transactions--Raytheon Information" in Chapter 1, "Special Factors--Background of the Hughes Transactions" in Chapter 3, "Description of the Raytheon Merger--Raytheon Merger Fairness Opinion:
Goldman Sachs" in Chapter 3 and "Where You Can Find More Information" in Chapter 7 thereof. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for the purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.



                                        /s/  BEAR, STEARNS & CO. INC.


New York, New York
November 7, 1997